                                                                  EXHIBIT 11

                           Software AG Systems, Inc.
                       Computation of Earnings Per Share

              (In thousands, except for per share dollar amounts)

                                  (Unaudited)


                                                   Predecessor                        Successor
                                                  ------------      ---------------------------------------------
                                                   Three months      Three months    Three months    Six months
                                                       ended            ended            ended            ended
                                                     Mar. 31,         June 30,         June 30,         June 30,
                                                       1997             1997             1998             1998
                                                   -----------       -----------     ------------     ------------
Weighted average common shares outstanding.....         24,338   |        24,338          29,764           29,641
Effect of dilutive securities..................          1,556   |         1,556           2,212            2,150
                                                   -----------   |   -----------     -----------      -----------
Weighted average common shares outstanding -                     |
 assuming dilution.............................         25,894   |        25,894          31,976           31,791
                                                   ===========   |   ===========     ===========      ===========
                                                                 |
Calculation of net income per share:                             |
Net income.....................................    $     1,373   |   $     2,151     $     6,145      $    11,535
                                                   ===========   |   ===========     ===========      ===========
Net income per share...........................    $      0.06   |   $      0.09     $      0.21      $      0.39
                                                   ===========   |   ===========     ===========      ===========
Net income per share - assuming dilution........   $      0.05   |   $      0.08     $      0.19      $      0.36
                                                   ===========   |   ===========     ===========      ===========
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